Exhibit 23.1

April 15, 2005

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form F-4 of CanWest Media Inc. and the additional registrants identified therein of our report dated November 10, 2004, except for note 21 which is as of November 18, 2004, and note 1(d), note 20, note 22(q) and note 23 which are as of April 15, 2005, relating to the consolidated financial statements of CanWest Media Inc., as of August 31, 2004 and 2003 and for each of the three years in the period ended August 31, 2004. We also consent to the use in such Registration Statement of our Comments by Auditors on Canada-U.S. Reporting Differences dated November 10, 2004, except for note 21 which is as of November 18, 2004, and note 1(d), note 20, note 22(q) and note 23 which are as of April 15, 2005.

We also consent to the references to us under the headings “Selected Financial Data” and “Experts” in such Registration Statement.

Chartered Accountants

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.